Exhibit 99.1

Masimo Reports Fourth Quarter and Full Year 2011 Financial Results;

Provides 2012 Financial Guidance

Q4 2011 Highlights (compared to Q4 2010):

•	Total revenue, including royalties, rose 6% to $112.3 million.

•	Product revenue rose 12% to $104.7 million.

•	Shipped 34,400 Masimo SET® and Masimo rainbow® SET units.

•	Masimo rainbow revenue rose 16% to $9.8 million.

•	GAAP EPS was $0.23 versus $0.26 in the year-ago period. Excluding one-time items in Q4 2010, GAAP EPS declined 21% in Q4 2011, compared to adjusted EPS of $0.29 in Q4 2010.

Full Year 2011 Highlights (compared to 2010):

•	Total revenue, including royalties, rose 8% to $439.0 million.

•	Product revenue rose 14% to $406.5 million.

•	Shipped 148,200 Masimo SET® and Masimo rainbow® SET units, increasing worldwide installed base by 15%.

•	Masimo rainbow revenue rose 4% to $34.1 million. Excluding the 2010 U.S. military order, rainbow revenue rose 18%.

•	GAAP EPS was $1.05 versus $1.21 in 2010, which included a one-time net gain of $0.18. Excluding one-time items in 2010, GAAP EPS rose 2% in 2011 from $1.03.

Irvine, California, February 14, 2012 – Masimo (NASDAQ: MASI) today announced its financial results for the fourth quarter and year ended December 31, 2011.

Masimo’s total fourth quarter revenue, including royalties, rose 6% to $112.3 million, compared to $105.6 million for the fourth quarter of 2010. Fourth quarter 2011 product revenue rose 12% to $104.7 million, compared to $93.8 million for the fourth quarter of 2010. For the fourth quarter of 2011, the company’s worldwide end-user business grew 17% and represented 86% of product revenue. OEM sales, which represented the remaining 14% of product revenue, declined 12% in the fourth quarter of 2011, compared to the same period in 2010. Revenue from Masimo rainbow product sales rose 16% to $9.8 million in the fourth quarter, compared to $8.4 million for the fourth quarter of 2010.

Net income for the fourth quarter was $13.8 million, or $0.23 per diluted share, compared to reported net income of $16.1 million, or $0.26 per diluted share, in the fourth quarter of 2010. Excluding one-time expenses in the year-ago period, Masimo’s adjusted net income and adjusted earnings per share for the fourth quarter of 2010 were $17.5 million and $0.29, respectively.

For 2011, Masimo’s total revenue rose 8% to $439.0 million, compared to $405.4 million in 2010. The company’s product revenue rose 14% to $406.5 million, compared to $356.4 million in 2010. Revenue from Masimo rainbow products rose 4% to $34.1 million, compared to $32.9 million in 2010. Excluding the $4.0 million U.S. military order in 2010 that did not repeat in 2011, rainbow revenue grew by 18%. Royalty revenue declined from $49.0 million in 2010 to $32.5 million in 2011.

Masimo’s net income for 2011 was $63.7 million, or $1.05 per diluted share, compared to 2010 net income of $73.5 million, or $1.21 per diluted share, which included $0.18 from the net of a one-time gain related to $30.8 million in antitrust proceeds from Covidien and offset by $14.7 million in one-time expenses. Excluding one-time items in 2010, Masimo’s 2010 adjusted net income and adjusted earnings per share were $62.5 million and $1.03, respectively.

During the fourth quarter, the company shipped approximately 34,400 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, down 18% compared to approximately 41,800 in the same prior-year period. For 2011, Masimo shipped approximately 148,200 Masimo SET pulse oximetry and Masimo rainbow SET Pulse CO-Oximetry units, excluding handheld units, down 2% compared to approximately 153,200 in 2010. Masimo estimates its worldwide installed base as of December 31, 2011 to be 979,000 units, up 15% from 855,000 units as of January 1, 2011.

Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “Masimo finished 2011 with a 12% rise in fourth quarter product revenue, including 17% growth in our direct business. Strong double-digit sales growth in our U.S. acute care channel and international business, as well as a 16% increase in rainbow revenue, drove our product revenue performance in the quarter. We also grew our worldwide installed base by 15%, expanding our global reach and demonstrating the continuing demand for our superior Masimo SET pulse oximetry and rainbow SET Pulse CO-Oximetry technology.”

As of December 31, 2011, cash and cash equivalents were $129.9 million, compared to $88.3 million as of January 1, 2011. During the fourth quarter, the company used approximately $36 million in cash to purchase approximately 1.8 million shares of its common stock under a stock repurchase program authorized by the Board of Directors in mid-2011.

2012 Financial Guidance

Masimo expects fiscal 2012 total revenue to be approximately $483 million, including product revenue of $455 million and royalty revenue of $28 million. Included within the 2012 product revenue guidance is a rainbow revenue expectation of $45 million. The company expects fiscal 2012 GAAP earnings per share to be $1.20. Each of the components of Masimo’s guidance set forth above is an estimate only and actual performance could differ.

Conference Call

Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the conference call will be available online from the investor relations page of the company’s corporate website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 42982286. After the live webcast, the call will be available on Masimo’s website through March 14, 2012. In addition, a telephonic replay of the call will be available through February 28, 2012. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 42982286

About Masimo

Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies demonstrate Masimo SET provides the most reliable SpO2 and pulse rate measurements even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow® SET Pulse CO-Oximetry™ technology, allowing noninvasive and continuous monitoring of blood constituents that previously required invasive procedures, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). In 2008, Masimo introduced Patient SafetyNet™, a remote monitoring and wireless clinician notification system designed to help hospitals avoid preventable deaths and injuries associated with failure to rescue events. In 2009, Masimo introduced rainbow Acoustic Monitoring™, the first-ever noninvasive and continuous monitoring of acoustic respiration rate (RRa™). Masimo’s rainbow SET technology platform offers a breakthrough in patient safety by helping clinicians detect life-threatening conditions and helping guide treatment options. In 2010, Masimo acquired SEDLine®, a pioneer in the development of innovative brain function monitoring technology and devices. Masimo SET and Masimo rainbow SET technologies can also be found in over 100 multiparameter patient monitors from over 50 medical device manufacturers around the world. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care … by Taking Noninvasive Monitoring to New Sites and Applications®.” Additional information about Masimo and its products may be found at www.masimo.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies; demand for our technologies; and expectations for total revenue, royalty revenue and product revenue, including rainbow revenue, and GAAP earnings per share, for the full fiscal year 2012. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET and Masimo rainbow SET products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors’ assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the impact of the decline in the worldwide credit markets on us and our customers; the amount and type of equity awards that we may grant to employees and service providers in the future; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Sheree Aronson	Media Contact: Dana Banks
Vice President, Investor Relations, Masimo Corporation	Manager, Public Relations, Masimo Corporation
(949) 297-7043	(949) 297-7348
saronson@masimo.com	dbanks@masimo.com

Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care… by Taking Noninvasive Monitoring to New Sites and Applications, Rainbow, SpHb, SpOC, SpCO, SpMet, PVI, Rainbow Acoustic Monitoring, RRa, Radical-7, Rad-87, Rad-57,Rad-8, Rad-5,Pulse CO-Oximetry, Pulse CO-Oximeter, and SEDLine are trademarks or registered trademarks of Masimo Corporation.

MASIMO CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2011	January 1, 2011
ASSETS
Current assets
Cash and cash equivalents	$129,882	$88,305
Accounts receivable, net of allowance for doubtful accounts	57,013	49,694
Royalties receivable	7,102	12,000
Inventories	45,944	45,028
Prepaid expenses	6,424	4,535
Prepaid income taxes	2,986	3,352
Deferred tax assets	11,576	12,555
Other current assets	2,008	2,136

Total current assets	262,935	217,605
Deferred cost of goods sold	51,679	47,184
Property and equipment, net	15,239	15,951
Intangible assets, net	11,393	10,497
Goodwill	448	448
Deferred tax assets	16,766	12,560
Other assets	7,644	5,990

Total assets	$366,104	$310,235

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$27,302	$22,150
Accrued compensation	19,717	21,074
Accrued liabilities	12,297	9,832
Income taxes payable	570	722
Deferred revenue	16,019	16,369
Current portion of capital lease obligation	48	50

Total current liabilities	75,953	70,197
Deferred revenue	984	1,554
Capital lease obligation, less current portion	74	122
Other liabilities	9,427	8,323

Total liabilities	86,438	80,196
Equity
Masimo Corporation stockholders’ equity:
Common stock	58	59
Treasury stock	(37,396)	(1,209)
Additional paid-in capital	243,528	222,206
Accumulated other comprehensive income	1,274	925
Retained earnings	69,364	5,664

Total Masimo Corporation stockholders’ equity	276,828	227,645
Noncontrolling interest	2,838	2,394

Total equity	279,666	230,039

Total liabilities and equity	$366,104	$310,235

MASIMO CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Revenue:
Product	$104,716	$93,775	$406,487	$356,422
Royalty	7,625	11,799	32,501	48,985

Total revenue	112,341	105,574	438,988	405,407
Cost of goods sold	38,729	31,446	144,854	119,825

Gross profit	73,612	74,128	294,134	285,582
Operating expenses:
Selling, general and administrative	43,930	44,227	169,205	174,089
Research and development	9,619	8,312	38,412	36,000
Antitrust litigation proceeds	—	—	—	(30,728)

Total operating expenses	53,549	52,539	207,617	179,361

Operating income	20,063	21,589	86,517	106,221
Non-operating income (expense)	(468)	154	14	1,348

Income before provision for income taxes	19,595	21,743	86,531	107,569
Provision for income taxes	5,429	5,112	22,478	34,164

Net income including noncontrolling interests	14,166	16,631	64,053	73,405
Net (income) loss attributable to noncontrolling interests	(346)	(517)	(353)	125

Net income attributable to Masimo Corporation	$13,820	$16,114	$63,700	$73,530

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.23	$0.27	$1.07	$1.25

Diluted	$0.23	$0.26	$1.05	$1.21

Weighted average shares used in per share calculations:
Basic	59,223	59,145	59,659	58,769

Diluted	60,180	60,839	60,845	60,609

Cash dividend declared per share	$—	$0.75	$—	$2.75

The following table presents the total share-based compensation expense (benefit) that is included in each functional line item of the consolidated statements of income (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Cost of goods sold	$(36)	$132	$383	$483
Selling, general and administrative	2,709	2,519	10,268	9,033
Research and development	836	765	3,025	2,787

Total	$3,509	$3,416	$13,676	$12,303

MASIMO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year ended December 31, 2011	Year ended January 1, 2011
Cash flows from operating activities:
Net income including noncontrolling interests	$64,053	$73,405
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	7,342	6,584
Share-based compensation	13,676	12,303
Provision for doubtful accounts	231	108
Provision for obsolete inventory	2,130	619
Provision for warranty costs	2,592	2,355
Benefit from deferred income taxes	(3,217)	(2,231)
Income tax benefit from exercise of stock options granted prior to January 1, 2006	1,650	4,851
Excess tax benefits from share-based compensation arrangements	(67)	(707)
Changes in operating assets and liabilities:
Increase in accounts receivable	(7,549)	(10,905)
(Increase) decrease in royalties receivable	4,898	(500)
Increase in inventories	(3,046)	(14,088)
Increase in deferred cost of goods sold	(4,526)	(19,080)
Increase in prepaid expenses	(1,874)	(743)
(Increase) decrease in prepaid income taxes	366	(1,648)
Increase in other assets	(1,502)	(1,396)
Increase in accounts payable	5,159	5,474
Increase (decrease) in accrued compensation	(1,333)	3,219
Decrease in accrued liabilities	(77)	(2,281)
Increase (decrease) in income taxes payable	(89)	940
Increase (decrease) in deferred revenue	(921)	3,012
Increase in other liabilities	1,061	1,729

Net cash provided by operating activities	78,957	61,020

Cash flows from investing activities:
Purchase of short-term investments	—	(75,986)
Proceeds from sale and maturities of short-term investments	—	132,975
Purchases of property and equipment	(5,057)	(9,561)
Increase in intangible assets	(2,451)	(1,937)

Net cash provided by (used in) investing activities	(7,508)	45,491

Cash flows from financing activities:
Repayments on long-term debt	(50)	(60)
Proceeds from issuance of common stock	5,943	10,239
Excess tax benefits from share-based compensation arrangements	67	707
Dividends paid	—	(161,978)
Repurchases of common stock	(36,187)	—
Short swing profit recovery	73	—

Net cash used in financing activities	(30,154)	(151,092)

Effect of foreign currency exchange rates on cash	282	832

Net increase (decrease) in cash and cash equivalents	41,577	(43,749)
Cash and cash equivalents at beginning of period	88,305	132,054

Cash and cash equivalents at end of period	$129,882	$88,305